Exhibit 99.2

PBF Energy Announces Intention to Offer $500 Million of Senior Secured Notes

PARSIPPANY, N.J.—(BUSINESS WIRE)—November 17, 2015—PBF Energy Inc. (NYSE: PBF) today announced that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), intends to offer, subject to market and other conditions, $500 million in aggregate principal amount of senior secured notes due 2023 in a private offering. The Notes will be co-issued by PBF Finance Corporation, a wholly owned subsidiary of PBF Holding. PBF Holding intends to use the net proceeds from the offering for general corporate purposes, including to fund a portion of the purchase price for the pending acquisition of the Torrance refinery and related logistics assets.

The notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer of the notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act or any applicable state securities laws, and the notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes statements regarding this private placement and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including whether the pending acquisition of the Torrance refinery and related logistics assets will occur on the anticipated timeframe, or at all. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

PBF Energy

Colin Murray (investors)

Tel: 973.455.7578

ir@pbfenergy.com

or

Michael C. Karlovich (media)

Tel: 973.455.8994

mediarelations@pbfenergy.com